Exhibit 10.25

AMENDED AND RESTATED TERM LOAN AGREEMENT

MADISONVILLE MIDSTREAM LLC

and

BANK OF OKLAHOMA, NATIONAL ASSOCIATION

December 31, 2008

i

ii

AMENDED AND RESTATED TERM LOAN AGREEMENT

THIS AMENDED AND RESTATED TERN LOAN AGREEMENT (this “Agreement”), dated as of December 31, 2008, is by and between MADISONVILLE MIDSTREAM LLC, a Texas limited liability company (“Borrower”), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, a national banking association (“BOK”).

RECITALS

A.                                   Madisonville Gas Processors, LP (“MGPLP”) and BOK are parties to a Credit Agreement dated as of February 28, 2006, as heretofore amended (the “Prior Credit Agreement”), setting forth the terms upon which BOK would make loans to MGPLP and by which such loans would be governed and repaid.

B.                                     In connection with the purchase by Borrower of certain assets from MGPLP, Borrower is assuming from MGPLP, pursuant to an Assignment and Assumption Agreement of even date herewith, obligations owed by MGPLP to BOK under the Prior Credit Agreement in the principal amount of $7,697,847.18 (the “Assumed Amount”).

C.                                     Borrower and BOK desire that this Amended and Restated Term Loan Agreement be executed and delivered in order to amend and restate in their entirety the terms and provisions of the Prior Credit Agreement, and to provide for the terms upon which BOK will make an amortizing term loan to Borrower to refinance a portion of the Assumed Amount and by which such term loan will be governed and repaid.

AGREEMENT

Now, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND REFERENCES

Section 1.1.                                   Defined Terms. As used in this Agreement, each of the following terms shall have the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

“Adjusted Cash Flow” means, for any Fiscal Quarter ending after the date hereof: (a) the combined EBITDA of Borrower and Redwood for such Fiscal Quarter, minus (b) principal and interest payments made hereunder by Borrower during such Fiscal Quarter, minus (c) the Capital Expenditure Deduction for such Fiscal Quarter, minus (d) the G&A Deduction for such Fiscal

Quarter; provided that the “Adjusted Cash Flow” for the Fiscal Quarter ending December 31, 2008 shall be deemed to be $0.00.

“Affiliate” means, as to any Person, each Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, that Person; provided that, for the purposes of this definition, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or control the direction of the management and policies of such entity, whether through the ownership of capital stock, partnership or membership interests or other interests therein, by contract or otherwise, and shall include without limitation any general partner or any controlling stockholder, controlling member or controlling owner thereof; provided that, as to Borrower, an “Affiliate” shall be deemed only to include each Person that is directly or indirectly (through one or more intermediaries or otherwise) controlled by Borrower.

“Agreement” means this Amended and Restated Term Loan Agreement.

“Applicable Environmental Law” means any law, order, rule or regulation pertaining to health or the environment (as the same now exist or are hereafter enacted and/or amended), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called “CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980 and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called “RCRA”) and applicable state law.

“Assumed Amount” has the meaning given such term in Recital B above.

“Borrower” means Madisonville Midstream LLC, a Texas limited liability company.

“Business Day” means: (a) with respect to the making, prepaying, repaying or issuance of, or otherwise relating to, any LIBOR Tranche, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado, in Tulsa, Oklahoma or in New York, New York and which is also a day on which dealings are carried on in the London interbank eurocurrency market, and (b) for all other purposes hereof, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado or in Tulsa, Oklahoma.

“Capital Expenditure Deduction” means the following:

(a)                                  for the first Fiscal Quarter of any Fiscal Year, the lesser of: (1) $175,000, or (2) the amount of Qualified Capital Expenditures made by Borrower and Redwood in that Fiscal Quarter;

(b)                                 for the second Fiscal Quarter of any Fiscal Year: (1) the lesser of: (A) $350,000, or (B) the aggregate amount of Qualified Capital Expenditures made by Borrower and Redwood in that Fiscal Quarter and the prior Fiscal Quarter; minus (2) the “Capital Expenditure Deduction” for the prior Fiscal Quarter;

(c)                                  for the third Fiscal Quarter of any Fiscal Year: (1) the lesser of: (A) $525,000, or (B) the aggregate amount of Qualified Capital Expenditures made by Borrower and Redwood in that Fiscal Quarter and the prior two Fiscal Quarters; minus (2) the sum of the “Capital Expenditure Deductions” for the prior two Fiscal Quarters; and

(d)                                 for the last Fiscal Quarter of any Fiscal Year: (1) the lesser of: (A) $700,000, or (B) the aggregate amount of Qualified Capital Expenditures made by Borrower and Redwood in that Fiscal Quarter and the prior three Fiscal Quarters; minus (2) the sum of the “Capital Expenditure Deductions” for the prior three Fiscal Quarters;

provided that if, for any Fiscal Quarter, the calculation described above results in a negative number, the “Capital Expenditure Deduction” for that Fiscal Quarter shall be deemed to be $0.00.

“Collateral” means any and all Property which is or is purported to be covered by or subject to: (1) the Amended and Restated Mortgage, Deed of Trust, Security Agreement, Assignment, Financing Statement and Fixture Filing of even date herewith from Borrower for the benefit of BOK, as the same may hereafter be amended, (2) the Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Proceeds, Financing Statement and Fixture Filing of even date herewith from Redwood for the benefit of BOK, as the same may hereafter be amended, or (3) any other Security Document hereafter executed and delivered by any Obligated Person to secure any or all of the Obligations.

“Consolidated” means, as to any Person, the combined financial statements, financial position, financial condition, net income, assets, liabilities and other financial data of such Person and of any and all Affiliates of such Person that would be considered consolidated Affiliates under GAAP.

“Debt” means, as to any Person, the sum of the following (without duplication):

(a)                                  all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments;

(b)                                 all reimbursement obligations of such Person in respect of draws under letters of credit, bankers’ acceptance, surety or other bonds and similar instruments that have not been paid or deemed to have been paid within one Business Day after such obligations arise;

(c)                                  all amounts owed by such Person representing the deferred purchase price of Property or services (other than liabilities of such Person to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) that are either: (1) not greater than 120 days past the invoice or billing date, or (2) are being contested in good faith by appropriate proceedings and adequate reserves therefor have been established under GAAP);

(d)                                 all obligations under capital leases;

(e)                                  all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person;

(f)                                    all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss;

(g)                                 all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others;

(h)                                 any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a governmental requirement, but only to the extent of such liability; and

(i)                                     the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notice and/or the passage of time, constitute an Event of Default.

“Distribution” means any distribution payable in cash or property to any member of Borrower, or any purchase, redemption or retirement of, or other payment with respect to, any membership interest in Borrower.

“EBITDA” means, for any Fiscal Quarter: (a) net income for that Fiscal Quarter, excluding any and all deductions for general and administrative expenses, any and all gains and losses from any mark-to-market of unliquidated commodity hedge contracts, any and all gains and losses from the sale of capital assets and any other item properly classified as an “extraordinary item” or the “discontinuance of a business” in accordance with GAAP, plus (b) the following, to the extent, and only to the extent, that they have been deducted in computing net income for that Fiscal Quarter: interest expenses, income taxes, depreciation, depletion, amortization and other non-cash charges, all determined in accordance with GAAP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any Obligated Person or any Affiliate of any Obligated Person with respect to which any Obligated Person or any Affiliate of any Obligated Person has a fixed or contingent liability. “Event of Default” has the meaning given such term in Section 7.1 below.

“Excepted Liens” means:

(a)                                  Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)                                 Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate actions and for which adequate reserves have been maintained in accordance with GAAP;

(c)                                  statutory landlords’ Liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s and construction Liens, Liens on pipelines and pipeline facilities that arise by operation of law or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of the Collateral each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP:

(d)                                 contractual Liens under lease agreements or which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, contracts for the sale, transportation or exchange of oil and natural gas, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the Collateral covered by such Lien for the purposes for which the Madisonville Gas Plants are held by Borrower or the Madisonville Oil and Gas Reserves are held by Redwood or materially impair the value of the Collateral subject thereto;

(e)                                  easements, restrictions, zoning restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Obligated Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Obligated Person or materially impair the value of such Property subject thereto;

(f)                                    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by any Obligated Person in the ordinary course of business covering only the Property of the Obligated Persons under lease; and

(g)                                 any Lien securing Subordinated Debt, to the extent that BOK has given its prior written consent to such Lien, which consent shall not be unreasonably withheld;

provided, however, that Liens described in clauses (a) through (d) above shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of BOK is to be hereby implied or expressed by the permitted existence of such “Excepted Liens.”

“Fiscal Quarter” means a three-month period ending on the last day of March, June, September or December of any year.

“Fiscal Year” means a twelve–month period ending on December 31 of any year.

“G&A Deduction” means the following:

(a)                                  for the first Fiscal Quarter of any Fiscal Year, the lesser of: (1) $850,000, or (2) the amount of Qualified G&A Expenses incurred by GeoPetro and its Consolidated Subsidiaries during that Fiscal Quarter;

(b)                                 for the second Fiscal Quarter of any Fiscal Year: (1) the lesser of: (A) $1,700,000, or (B) the aggregate amount of Qualified G&A Expenses incurred by GeoPetro and its Consolidated Subsidiaries during that Fiscal Quarter and the prior Fiscal Quarter; minus (2) the “G&A Deduction” for the prior Fiscal Quarter;

(c)                                  for the third Fiscal Quarter of any Fiscal Year: (1) the lesser of: (A) $2,550,000, or (B) the aggregate amount of Qualified G&A Expenses incurred by GeoPetro and its Consolidated Subsidiaries during that Fiscal Quarter and the prior two Fiscal Quarters; minus (2) the sum of the “G&A Deductions” for the prior two Fiscal Quarters; and

(d)                                 for the last Fiscal Quarter of any Fiscal Year: (1) the lesser of: (A) $3,400,000, or (B) the aggregate amount of Qualified G&A Expenses incurred by GeoPetro and its Consolidated Subsidiaries during that Fiscal Quarter and the prior three Fiscal Quarters; minus (2) the sum of the “G&A Deductions” for the prior three Fiscal Quarters;

provided that if, for any Fiscal Quarter, the calculation described above results in a negative number, the “G&A Deduction” for that Fiscal Quarter shall be deemed to be $0.00.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower: (a) are applied for all periods in a consistent manner, and (b) are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower.

“GeoPetro” means GeoPetro Resources Company, a California corporation.

“GeoPetro Loans” means the following four loans heretofore made to GeoPetro: (a) from The Michael Karasik and Cynthia Anne Bolton-Karasik Revocable Trust dated July 22, 1994, evidenced by a promissory note dated December 23, 2008, in the amount of $200,000, (b) from Article D Trust F/B/O James A. Heller U/W/O Anne C. Heller, evidenced by a promissory note dated December 24, 2008, in the amount of $200,000, (c) from Article D Trust F/B/O Susan K. Heller U/W/O Anne C. Heller, evidenced by a promissory note dated December 24, 2008, in the amount of $250,000, and (d) from Susan K. Heller, evidenced by a promissory note dated December 26, 2008, in the amount of $400,000.

“Guarantors” means Redwood, GeoPetro and any one or more Subsidiaries of Borrower hereafter required to guaranty the Obligations pursuant to Section 6.1(o) below.

“Guaranties” means the Guaranties executed and delivered by Guarantors to BOK to guaranty the Obligations.

“Initial Financial Statements” means the annual financial statements of GeoPetro dated as of December 31, 2007 and the quarterly financial statements of GeoPetro dated as of September 30, 2008, copies of which have heretofore been delivered by GeoPetro to BOK.

“Interest Rate Election” means an election delivered by Borrower to BOK from time to time in the form of Exhibit B attached hereto and made a part hereof.

“LIBOR (Adjusted)” means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum determined pursuant to the following formula:

LIBOR (Unadjusted)
LIBOR (Adjusted)	=	1.00 - LIBOR Reserve Percentage

“LIBOR Interest Period” means, with respect to each LIBOR Tranche, a time period of one, two, three or six months, as specified in the Interest Rate Election submitted by Borrower pursuant to Section 2.3(b) below with respect thereto, beginning on and including the date specified in such Interest Rate Election (which must be a Business Day) and ending on (but not including, for the purpose of computing the number of days in the LIBOR Interest Period) the date which corresponds numerically to such beginning date one, two, three or six months thereafter (or if such month has no numerically corresponding date, on the last Business Day of such month); provided that each LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such LIBOR Interest Period shall end on the Business Day next preceding such numerically corresponding day. No LIBOR Interest Period may be elected which would end after the Maturity Date.

“LIBOR Reserve Percentage” means, with respect to any LIBOR Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Board of Governors of the Federal Reserve System and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board of Governors of the Federal Reserve System, having a term approximately equal or comparable to such LIBOR Interest Period.

“LIBOR Tranche” means a portion of the Loan outstanding for a specific LIBOR Interest Period and bearing interest at a fixed rate based upon LIBOR (Adjusted).

“LIBOR (Unadjusted)” means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum determined by BOK from Telerate page 3750 (or any successor thereto) as of two Business Days prior to the first day of such LIBOR Interest Period, in accordance with its customary practices, to be representative of the rates at which deposits of U.S. dollars are being offered in the London interbank eurocurrency market for delivery on the first day of such LIBOR Interest Period in an amount equal or comparable to the amount of such LIBOR Tranche and for a period of time equal or comparable to the length of such LIBOR Interest Period. LIBOR (Unadjusted), as determined by BOK with respect to a particular LIBOR Tranche, shall be fixed at such rate for the duration of the associated LIBOR Interest Period. If BOK is unable so to determine LIBOR (Unadjusted) for any LIBOR Tranche, or if the associated LIBOR (Adjusted) would exceed the maximum rate of interest, if any, then permitted to be charged on the Note under applicable law, Borrower shall be deemed to have elected to have included in the Prime Rate Portion the portion of the Loan that would otherwise have been included in such LIBOR Tranche.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to him or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows him to have such Debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including without limitation any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

“Loan Documents” means this Agreement, the Security Documents, the Guaranties, the Note and all other agreements, certificates, legal opinions and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.

“Loan” has the meaning given such term in Section 2.1 below.

“Madisonville Gas Plants” means any gas plants and related facilities currently located on the lands covered by the Security Documents, together with any and all other gas plants and related facilities that may hereafter be located on any of said lands or any other lands hereafter added to the coverage of the Security Documents.

“Madisonville Oil and Gas Reserves” means the reserves of oil, gas, other hydrocarbons and other associated substances in, on, under or otherwise attributable to the lands covered by the Security Documents, together with any and all other reserves of oil, gas, other hydrocarbons and other associated substances in, on, under or otherwise attributable to any other lands hereafter added to the coverage of the Security Documents.

“Maturity Date” means the earlier of: (a) December 31, 2011, or (b) such date on which the Loan is due and payable in full by reason of the occurrence of an Event of Default, as established pursuant to Section 7.1 below.

“Note” means a promissory note in the form of Exhibit A attached hereto and made a part hereof, duly executed and delivered by Borrower, which promissory note shall evidence Borrower’s obligation to repay the Loan.

“Obligated Person” means Borrower, any Guarantor or any other Person now or hereafter liable for repayment of any or all of the Obligations, whether by guaranty or otherwise.

“Obligations” means all Debt from time to time owing by Borrower to BOK under or pursuant to any of the Loan Documents. “Obligation” means any part of the Obligations.

“Other Taxes” has the meaning given such term in Section 3.7 below.

“Payment Date” means the last day of each calendar quarter, commencing March 31, 2009.

“Person” means an individual, corporation, partnership, association, joint—stock company, trust or trustee thereof,

estate or executor thereof, limited liability company, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Prime Rate” means the fluctuating interest rate per annum determined from time to time by BOK Financial Corporation (or any successor thereto), in its sole discretion, and published as the “BOKF National Prime Rate” (which may not be the lowest interest rate charged by BOK), adjusted effective as of the effective date of any change in the “BOKF National Prime Rate” so determined and published by BOK Financial Corporation (or any successor thereto). The “Prime Rate” is 4.0 percent per annum as of the date hereof.

“Prime Rate Portion” means the portion of the Loan bearing interest based upon the Prime Rate.

“Prior Credit Agreement” has the meaning given such term in Recital A above.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible, including without limitation cash, securities, accounts and contract rights.

“Qualified Capital Expenditures” means, for any Fiscal Quarter, capital expenditures incurred by Borrower or Redwood in the ordinary course of their respective businesses during such Fiscal Quarter, to the extent and only to the extent that such capital expenditures are incurred on or in respect of any of the Madisonville Gas Plants or any of the Madisonville Oil and Gas Reserves or any associated properties and assets.

“Qualified G&A Expenses” means, for any Fiscal Quarter, general and administrative expenses incurred by GeoPetro or any of its Consolidated Affiliates in the ordinary course of their respective businesses during such Fiscal Quarter.

“Redwood” means Redwood Energy Production, L.P., a Texas limited partnership.

“Release Date” means the earlier of the following two dates: (a) the date on which the Obligations have been paid and performed in full and the Security Documents have been released of record, or (b) the date on which the liens of the Security Documents have been foreclosed or a deed in lieu of such foreclosure has become fully effective and has been recorded.

“Rodessa/Sligo Interval” means the stratigraphic equivalent of those sands, zones and horizons occurring below the surface of the earth encountered between the depths of 11,427 feet and 12,378 (electric log measurements) in the Ruby Magness Well No. 1 located in the Amy Boatwright Survey, A-7, Madison County, Texas.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any or all of the Obligated Persons or any other person to BOK in connection with this Agreement, the Prior Credit Agreement or any transaction contemplated hereby or thereby, to secure or guaranty the payment of any part of the Obligations or the performance of any other duties and obligations of any or all of the Obligated Persons under the Loan Documents, whenever made or delivered.

“Subordinated Debt” means any indebtedness, Debt or other obligations of any Obligated Person, in such amounts as may be reasonably acceptable to BOK, to the extent that the rights of the holders thereof to enforce the indebtedness, Debt and other obligations of such Obligated Person thereunder have been subordinated to the rights of BOK hereunder or in connection herewith by subordination agreements executed by the holders of the Subordinated Debt and satisfactory in form and substance to BOK, specifically including the GeoPetro Loans, to the extent that the holders of such loans have executed and delivered subordination agreements in form and substance satisfactory to BOK.

“Subsidiary” means any corporation, limited liability company, partnership or other entity, at least 80 percent of the equity ownership of which is held by Borrower.

“Supplemental Payment Amount” means, for any Payment Date: (a) 50 percent of the Adjusted Cash Flow for the Fiscal Quarter prior to the Fiscal Quarter in which such Payment Date occurs, plus (b) 30 percent of the net proceeds (after deduction of reasonable costs and expenses incurred in connection therewith) of any debt or equity financing issued by GeoPetro or any of its Consolidated Affiliates during the Fiscal Quarter in which such Payment Date occurs, other than any such net proceeds that are reserved for use on or in respect of the Madisonville Gas Plants or the Madisonville Oil and Gas Reserves and associated gathering systems, acid gas disposal lines and other assets.

“Tangible Net Worth” means, at any time, as to any Person: (a) the equity in such Person owned by the shareholders, partners, members or other owners of such Person, determined in accordance with GAAP, less (b) goodwill and any and all other intangible assets of such Person, determined on a Consolidated basis in accordance with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any governmental authority.

Section 1.2.            Incorporation of Exhibits. All Exhibits attached to this Agreement are a part hereof for all purposes.

Section 1.3.            Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions and modifications of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension or modification.

Section 1.4.            References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” has the inclusive meaning frequently identified by the phrase “and/or”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 1.5.            Calculations and Determinations. All interest accruing under the Loan Documents shall be calculated on the basis of actual days elapsed (including the first day but excluding the last) and a year of (a) in the case of the Prime Rate Portion, 360 days, and (b) in the case of any LIBOR Tranche, 365 days. Unless otherwise expressly provided herein or unless BOK otherwise consents, all financial statements and reports furnished to BOK hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in a manner consistent with the accounting system used in the preparation of the Initial Financial Statements of GeoPetro or with another accounting system agreed to in writing by BOK.

ARTICLE II

The Loan

Section 2.1.                                The Loan. (a) Subject to the other terms and conditions of this Agreement, BOK agrees to refinance, as of the date hereof, the unpaid balance of the Assumed Amount as an amortizing term loan (the “Loan”) to Borrower on or about the date hereof in the amount of $6,697,847.18. The above-described refinancing shall be the sole advance on the Loan, and Borrower shall not have the right to reborrow any amounts borrowed and repaid hereunder.

(b)           BOK shall not have any obligation to: (1) issue a LIBOR Tranche as to which the LIBOR Interest Period does not expire prior to the Maturity Date, (2) issue a LIBOR Tranche at any time when three or more prior LIBOR Tranches remain outstanding, or (3) issue a LIBOR Tranche in an amount less than $500,000 or in an amount that is not an integral multiple of $100,000.

Section 2.2.                                The Note; Interest. (a) Borrower’s obligation to repay the Loan, with interest thereon, shall be evidenced by the Note. In the event any provision contained in the Note conflicts with a provision contained in this Agreement, the provisions of this Agreement shall control.

(b)           At any time and from time to time hereafter, if Borrower desires to include in a LIBOR Tranche all or any portion of the Loan which is not already included in a LIBOR Tranche for the relevant time period, Borrower shall deliver an Interest Rate Election to BOK at least three Business Days prior to the first day of the requested LIBOR Interest Period, specifying the dollar amount it desires to have included in the LIBOR Tranche, the first day of the requested LIBOR Interest Period and the duration of the requested LIBOR Interest Period. Any portion of the Loan that is not included in a LIBOR Tranche shall be included in the Prime Rate Portion.

(c)           (1) Except as otherwise provided in (3) below, interest on each LIBOR Tranche shall accrue at a fixed annual rate equal to the greater of: (A) LIBOR (Adjusted) with respect to such LIBOR Tranche plus five and one-half percentage points per annum, or (B) four and one–half percent per annum. (2) Except as otherwise provided in (3) below, interest on the Prime Rate Portion shall accrue at a fluctuating annual rate equal to the greater of: (A) the Prime Rate plus four percentage points per annum, or (B) four and one-half percent per annum. (3) From and after the occurrence, and during the continuance, of any Event of Default hereunder, interest on overdue principal and (to the extent permitted under applicable law) overdue interest, whether caused by acceleration of maturity or otherwise, shall accrue, from the date of occurrence of the Event of Default until the date the Event of Default is cured, at a fluctuating annual rate equal to the Prime Rate plus five percentage points per annum.

(d)           Interest accrued on the Prime Rate Portion shall be due and payable on each Payment Date. Interest accrued on each LIBOR Tranche shall be due and payable on the last day of the LIBOR Interest Period for such LIBOR Tranche (and, in the ease of any LIBOR Tranche having a LIBOR Interest Period in excess of three months, on the three-month anniversary of the first day of such LIBOR Interest Period).

(e)           Any then-outstanding interest on the Loan shall be due and payable not later than the Maturity Date.

Section 2.3.                               Mandatory Principal Payments. (a) On each Payment Date, Borrower shall make a principal payment to BOK in the amount of $150,000.

(b)           In addition to the regularly scheduled quarterly principal payments due and payable by Borrower to BOK as set forth in Section 2.3(a) above, an additional quarterly principal payment in the amount of the applicable Supplemental Payment Amount shall be due and payable on each Payment Date.

(c)           The outstanding principal balance of the Loan, together with all unpaid fees and expenses relating thereto, shall be due and payable not later than the Maturity Date.

Section 2.4.                               Voluntary Prepayinents. Borrower shall have the right to prepay the Loan at any time, in whole or in part, without penalty or premium (except as otherwise described in Sections 3.4 and 3.5 below).

Section 2.5.                               Termination of Agreement. Borrower shall have the right at any time, upon not less than three Business Days’ prior written notice to BOK, to terminate this Agreement. Upon any termination of this Agreement, Borrower shall, at the time of such termination, prepay the Loan in full, including without limitation all principal, interest, fees, costs and expenses payable hereunder or in connection herewith. Any such prepayment shall be without penalty or premium (except as otherwise described in Sections 3.4 and 3.5 below).

Section 2.6.                               Payments to BOK. Borrower will pay to BOK each payment which Borrower owes under the Loan Documents not later than 12:00 noon, Denver, Colorado time, on the due date, in lawful money of the United States of America and in immediately available funds. Any payment received after such time will be deemed to have been made on the next following Business Day. Except as otherwise provided in this Agreement as to LIBOR Tranches, should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be due and payable thereon for the period of such extension. Each payment under a Loan Document shall be due and payable at the place provided therein or, if no specific place of payment is provided, shall be due and payable at the place of payment of the Note.

Section 2.7.                                   Use of Proceeds. In no event shall the proceeds of the Loan be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System> or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities. Borrower represents and warrants to BOK that Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock. The proceeds of the Loan shall be used solely for the refinancing of $6,697,847.18 of the Assumed Amount.

ARTICLE III

Security; Fees; LIBOR Provisions; Taxes; Increased Capital

Section 3.1.                                   The Security. The Obligations will be secured on a pari passu basis by any and all Security Documents executed and delivered contemporaneously with the execution and delivery of this Agreement and any additional Security Documents hereafter delivered by any Obligated Person and accepted by BOK.

Section 3.2.                                   Perfection and Protection of Security Interests and Liens. Borrower will from time to time deliver to BOK any amendments, financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance reasonably satisfactory to BOK, which BOK may reasonably request for the purpose of perfecting, confirming or protecting BOK’s Liens and other rights in the Collateral.

Section 3.3.                                   Bank Accounts and Offset. To secure the repayment of the Obligations, Borrower hereby grants to BOK a security interest, a lien, and a right of offset, each of which shall be upon and against: (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to BOK from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with BOK, and (c) any other credits and claims of Borrower at any time existing against BOK., including without limitation claims under certificates of deposit. Upon the occurrence of any Event of Default, BOK is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to Borrower, any and all items hereinabove referred to against the Obligations (whether or not such Obligations are then due and payable).

Section 3.4.                                 Fee. Borrower shall pay to BOK, at the time that the Loan is repaid in full hereunder, a loan origination fee in the amount of: (a) $60,000 if the Loan is repaid in full on or before December 31, 2009, (b) $120,000 if the Loan is repaid in full after December 31, 2009, but on or before December 31, 2010, or (c) $180,000 if the Loan is repaid in full after December 31, 2010.

Section 3.5.                                 Special LIBOR Provisions. (a) If BOK shall reasonably determine (which determination shall, upon notice thereof to Borrower and absent clear error, be conclusive and binding upon Borrower and BOK) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction asserts that it is unlawful, for BOK to fund, continue or maintain any LIBOR Tranche, the obligation of BOK to fund, continue or maintain any such LIBOR Tranche shall, upon such determination, forthwith be suspended until BOK shall notify Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Tranches shall automatically be converted into the Prime Rate Portion at the end of the then-current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

(b)                                 If BOK shall reasonably determine that:

(1)           U.S. Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to BOK in its relevant market; or

(2)           By reason of circumstances affecting BOK’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Tranches;

then, upon notice from BOK to Borrower, the obligation of BOK to include any portion of the Loan in a LIBOR Tranche shall forthwith be suspended until BOK shall notify Borrower that the circumstances causing such suspension no longer exist.

(c)                                 Borrower agrees to reimburse BOK for any increase in the cost to BOK of, or any reduction in the amount of any sum receivable by BOK in respect of, funding, continuing or maintaining (or of its obligation to fund, continue or maintain) any LIBOR Tranche; provided that the foregoing shall not apply to increases resulting from general increases in interest rates or general increases in BOK’s administrative expenses or overhead costs. BOK shall promptly notify Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate BOK for such increased cost or reduced amount. Such additional amount shall be due and payable by Borrower to BOK within fifteen days of Borrower’s receipt of such notice, and such notice shall, in the absence of clear error, be conclusive and binding on Borrower.

(d)                                In the event BOK shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by BOK to fund, continue or maintain any portion of the principal amount of any LIBOR Tranche) as a result of:

(1)           Any conversion, repayment or prepayment (whether voluntary or mandatory) of the principal amount of any LIBOR Tranche on a date other than the scheduled last day of the LIBOR Interest Period applicable thereto; or

(2)           Any requested LIBOR Tranche not being funded as a LIBOR Tranche in accordance with the provisions of this Agreement or the Interest Rate Election therefor;

then, upon the written notice by BOK to Borrower, Borrower shall, within fifteen days of receipt thereof, pay BOK such amount as will (in the reasonable determination of BOK) reimburse BOK for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of clear error, be conclusive and binding upon Borrower.

Section 3.6.                                 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase—in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by BOK or any Person controlling BOK, and BOK reasonably determines that the rate of return on its or such controlling Person’s capital as a consequence of the Loan is reduced to a level below that which BOK or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by BOK to Borrower, Borrower hereby agrees to pay to BOK, within fifteen days of the effective date of such notice, such additional amount (as may be reasonably determined by BOK) sufficient to compensate BOK or such controlling Person for such reduction in rate of return. A statement to Borrower by BOK as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of clear error, be conclusive and binding upon Borrower.

Section 3.7.            Taxes.  (a) Except to the extent otherwise provided in this Agreement, any and all payments to or for the benefit of BOK or by Borrower hereunder or under any other Loan Documents shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings imposed by the United States of America or any political subdivision thereof arising from or relating to BOK’s Loan made under this Agreement and all liabilities with respect thereto (excluding taxes imposed on or measured by the income or capital (including in this exclusion taxes imposed in lieu thereof, franchise taxes and minimum taxes) of BOK by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between BOK and such jurisdiction or political subdivision, other than a connection resulting solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or the Note, or any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which BOK is located), shall be not less than the amounts otherwise specified to be paid under this Agreement and the other Loan Documents. If Borrower shall be required by law to withhold or deduct any Taxes imposed by the United States or any political subdivision thereof from or in respect of any sum payable hereunder or under any other Loan Document to BOK: (1) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.7), BOK receives an amount equal to the sum it would have received had no such deductions been made; or (2) (A) Borrower shall make such deduction and (B) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If Borrower shall make any payment under this Section 3.7 to or for the benefit of BOK with respect to Taxes and if BOK shall claim any credit or deduction for such Taxes against any other taxes payable by BOK to any taxing jurisdiction in the United States, then BOK shall pay to Borrower an amount equal to the amount by which such other taxes are actually reduced; provided that the aggregate amount payable by BOK pursuant to this sentence shall not exceed the aggregate amount previously paid by Borrower with respect to such Taxes. In addition, Borrower agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies that arise under the laws of the United States of America or the State of Colorado from any payment made hereunder or under any other Loan Document or from the execution or delivery or otherwise with respect to this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(b)           Borrower shall indemnify BOK for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.7) arising from the execution, delivery or performance of its obligations or from receiving a payment hereunder, or enforcing this Agreement or any Loan Document, paid by BOK or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify BOK for any penalties, interest or expenses relating to Taxes or Other Taxes arising from the indeinnitee’s gross negligence, willful misconduct or unexcused breach of this Agreement. BOK agrees to give notice to Borrower of the assertion of any claim against BOK relating to such Taxes or Other Taxes as promptly as is practicable, and in no event later than 120 days after the principal Person of BOK responsible for administering this Agreement has actual knowledge of such claim; provided, that BOK’s failure to notify Borrower within such 120—day period of such assertion shall not relieve Borrower of its obligation under this Section 3.7 with respect to claims arising 120 days prior to the time that Borrower receives notices from the indemnitee as provided herein. Payments by Borrower pursuant to this indemnification shall be made within 30 days from the date BOK makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis and calculation thereof and certifying further that the method used to calculate such amount is fair and reasonable. BOK agrees to repay to Borrower any refund (including that portion of any interest that was included as part of such refund with respect to Taxes or Other Taxes paid by Borrower pursuant to this Section 3.7) received by BOK for Taxes or Other Taxes that were paid by Borrower pursuant to this Section 3.7 and to contest, with the cooperation and at the expense of Borrower, any such Taxes or Other Taxes which BOK or Borrower reasonably believes not to have been properly assessed.

(c)           Within 30 days after the date of any payment of Taxes or Other Taxes by Borrower, Borrower shall furnish to BOK the original or certified copy of a receipt evidencing payment thereof (or if such receipt is not available, any other proof of payment satisfactory to BOK).

(d)           The obligations of Borrower under this Section 3.7 shall survive the termination of this Agreement and the repayment of the Obligations.

ARTICLE IV

Conditions Precedent to Loan

Section 4.1.            Initial Conditions Precedent. BOK shall have no obligation to make the Loan unless BOK shall have received all of the following at its office in Denver, Colorado, duly executed and delivered and in form, substance and date satisfactory to BOK (subject to waiver by BOK):

(a)                                 The Note.

(b)                                An “Omnibus Certificate” of an officer or manager of Borrower and of each Guarantor, each of which shall contain the names and signatures of the officers or managers of Borrower or such Guarantor authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of the articles of incorporation, articles of organization, partnership certificate or other organizational document of Borrower or such Guarantor and all amendments thereto, (2) a copy of the bylaws, operating agreement, partnership agreement or other governing document of Borrower and all amendments thereto, and (3) a copy of the resolutions of the Board of Directors, managers, members, partners or other owners of Borrower or such Guarantor authorizing this Agreement and the transactions contemplated hereby.

(c)                                 A “Compliance Certificate” of an officer or manager of Borrower in which such person certifies to the satisfaction of the conditions set out in subsections (a), (b), and (c) of Section 4.2 below.

(d)                                The Security Documents.

(e)                                 Such title opinions, supplemental title opinions, UCC searches and other title information concerning Borrower’s and Redwood’s title to the Collateral or any portions thereof as may be satisfactory to BOK.

(f)                                   Evidence satisfactory to BOK that the Collateral has been and continues to be operated in a reasonable and prudent manner without giving rise to any liabilities or obligations under any Applicable Environmental Law.

(g)                                Complete information concerning Borrower’s purchase of the Maclisonville Gas Plants and related assets from MGPLP, including without limitation a copy of the applicable purchase and sale agreement, and evidence satisfactory to BOK that all prior liens, security interests and other encumbrances burdening such plants and assets will be terminated as of the funding of the Loan.

(h)                                Evidence satisfactory to BOK that Borrower or Redwood has entered into agreements with oil and gas lessors concerning the sharing of costs relating to the Madisonville Gas Plants.

(i)                                    A payment in the amount of $1,000,000 in guaranteed funds to reduce the unpaid balance of the Assumed Amount to $6,697,847.18.

(j)                                    Any and all other Loan Documents.

Section 4.2.            Additional Conditions Precedent. BOK shall have no obligation to make the Loan unless the following conditions precedent have been satisfied:

(a)                                 All representations and warranties made by any Obligated Person in any Loan Document shall be true and correct in all material respects on and as of the date of the Loan (or, if any representation or warranty is stated to have been made only as of a specific date, then as of such specific date).

(b)                                No Default shall exist as of the date of the Loan.

(c)                                 Each Obligated Person shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or prior to the date of the Loan.

(d)                                The making of the Loan shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject 80K to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

ARTICLE V

Representations and Warranties

Section 5.1.            Representations and Warranties of the Obligated Persons. To induce BOK to enter into this Agreement and to make the Loan, each of Borrower and, by their limited ratification hereof and joinder herein, GeoPetro and Redwood represents and warrants to BOK (which representations and warranties shall survive the delivery of the Note and shall be deemed to be continuing representations and warranties until repayment in full of the Loan; provided that each such Obligated Person, including Borrower, shall be deemed to make such representations and warranties to the extent that they relate to such Obligated Person and not to the extent that they relate to the other Obligated Persons) that:

(a)                                 No Default. Borrower is not in default in any material respect in the performance of any of the covenants and agreements contained herein. No event has occurred and is continuing which constitutes a Default.

(b)                                Organization and Good Standing. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Redwood is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. GeoPetro is a corporation duly organized, validly existing and in good standing under the laws of the State of California, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Obligated Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on any Obligated Person.

(c)                                 Authorization. Each Obligated Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

(d)                                No Conflicts or Consents. The execution and delivery by the various Obligated Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not: (1) conflict with any provision of: (A) any domestic or foreign law, statute, rule or regulation, (B) the governing documents of any Obligated Person, or (C) any agreement, judgment, license, order or permit applicable to or binding upon any Obligated Person, except, in each case, where such conflict would not reasonably be expected to have a material adverse effect on any Obligated Person, (2) result in the acceleration of any Debt owed by any Obligated Person, or (3) result in or require the creation of any Lien upon any assets or properties of any Obligated Person except as expressly contemplated by the Loan Documents. Except as expressly contemplated by the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Obligated Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

(e)                                 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal and binding obligations of each Obligated Person which is a party hereto or thereto, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and as limited by general equitable principles.

(f)                                   Initial Financial Statements. The Initial Financial Statements fairly present GeoPetro’s Consolidated financial position at the dates thereof in all material respects. Since the dates of the Initial Financial Statements, no material adverse change has occurred in

GeoPetro’s Consolidated financial condition or business.

(g)                                Other Obligations. Except for the GeoPetro Loans, no Obligated Person has any outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which is not shown in the Initial Financial Statements or which has not been previously disclosed in writing to BOK.

(h)                                Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Obligated Person to BOK in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Obligated Person necessary to make the statements contained herein or therein not misleading in any material respect as of the date made or deemed made (it being recognized by BOK that projections and estimates as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any such projections and estimates from projected or estimated results. At the date of this Agreement no Obligated Person is aware of any material fact that has not been disclosed to BOK in writing which could materially and adversely affect any Obligated Person’s properties, businesses or condition (financial or otherwise).

(i)                                    Litigation. Except as disclosed in the Initial Financial Statements or as otherwise previously disclosed in writing by any Obligated Person to BOK: (1) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Obligated Person threatened in writing, against any Obligated Person before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, which would reasonably be expected to materially and adversely affect any Obligated Person, any Affiliate of any Obligated Person, any Obligated Person’s ownership or use of any of its assets or properties, its business or financial condition or prospects, or the right or ability of any Obligated Person to enter into the Loan Documents or perform its obligations thereunder and (2) there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against any Obligated Person which have or may have any such effect.

(j)                                    Title to Properties. To the best of the Obligated Persons’ knowledge, the Obligated Persons have good and defensible title to the Collateral, free and clear of all liens, encumbrances and defects of title, except for covenants, restrictions, rights, easements, liens, encumbrances and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment of such Collateral in the normal course of business as presently conducted or materially impair the value thereof for such business. The Obligated Persons enjoy peaceful and undisturbed possession under all material leases under which they operate, and all such leases are valid and subsisting, with no material default existing thereunder.

(k)                                 Place of Business. The chief executive office and principal place of business of each Obligated Person are located at the address of Borrower set out in Section 8.3 below.

(l)                                    Taxes. All tax returns required to be filed by any Obligated Person in any jurisdiction prior to the date hereof have been filed; all taxes, assessments, fees and other governmental charges upon any Obligated Person or upon any of their respective properties, income or franchises, which are due and payable have been paid, or adequate reserves have been provided for payment thereof.

(m)                              Use of Proceeds. No Obligated Person is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loan will be used to purchase or carry any such margin stock or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock. Neither any Obligated Person nor any Person acting on any such Person’s behalf has taken or will take any action which might cause this Agreement or the Note or the application of the proceeds of the Loan to violate either of said Regulations U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

(n)                                Environmental Matters. As of the date of this Agreement, neither any Obligated Person nor any property of any such Person, including without limitation any of the Collateral, is in violation, in any material respect, of any Applicable Environmental Law, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining thereto. There is no existing, pending or, to the best knowledge of any Obligated Person, threatened in writing investigation or inquiry by any governmental authority in connection with any Obligated Person or any property of any Obligated Person under any Applicable Environmental Law. Each Obligated Person has taken all reasonable steps necessary to determine that no hazardous substances or solid wastes have been disposed of or otherwise released on or to any of the Collateral or any other property of any Obligated Person. No Obligated Person has caused or permitted the disposal or other release of any hazardous substance or solid waste (as defined in any Applicable Environmental Law) on or to any of the Collateral or any other property of any Obligated Person, except in accordance with all Applicable Environmental Laws.

(o)                                ERISA Liabilities. No Obligated Person has any currently existing ERISA Plan or any other obligations governed by ERISA, except for a 401(k) plan now or hereafter maintained by any Obligated Person.

(p)                                Investment Company Act Not Applicable. No Obligated Person is an “investment company” or a person “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.2.            Representations by BOK. BOK hereby represents that it will acquire the Note for its own account in the ordinary course of its commercial banking business; however, the disposition of BOK’s property shall at all times be and remain within its control and this section does not prohibit BOK’s sale of the Note or of any participation in the Note to any bank, financial institution, investor or other purchaser.

ARTICLE VI

Covenants of the Obligated Persons

Section 6.1.            Affirmative Covenants. Each of Borrower and, by their limited ratification hereof and joinder herein, GeoPetro and Redwood warrants, covenants and agrees (provided that each such Obligated Person, including Borrower, shall be deemed to make such warranties, covenants and agreements to the extent that they relate to such Obligated Person and not to the extent that they relate to the other Obligated Persons) that, until the full and final payment of the Obligations (other than inchoate indemnification obligations) and the termination of this Agreement, unless BOK has previously agreed otherwise in writing:

(a)                                  Payment and Performance. Each Obligated Person will pay all amounts due under the Loan Documents in accordance with the terms thereof and will in all material respects observe, perform and comply with every covenant, term and condition express or implied in the Loan Documents.

(b)                                 Books, Financial Statements and Records. GeoPetro will at all times maintain full and accurate books of account and records, will maintain a standard system of accounting in accordance with GAAP in all material respects (except for the absence of footnotes and subject to year-end adjustments) and will furnish the following statements and reports to BOK at Borrower’s or GeoPetro’s expense:

(1)                                  As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2008, complete audited Consolidated and consolidating financial statements of GeoPetro, Redwood and Borrower, prepared by Hein & Associates, LP or another independent certified public accountant chosen by

GeoPetro and reasonably acceptable to BOK, in reasonable detail and in accordance with GAAP. These financial statements shall contain at least a balance sheet as of the end of such Fiscal Year and statements of earnings and cash flow, setting forth in comparative form, where applicable, the corresponding figures for the preceding Fiscal Year;

(2)                                  As soon as available and in any event within 60 days, after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter ending March 31, 2009, unaudited Consolidated and consolidating financial statements of GeoPetro, Redwood and Borrower for such Fiscal Quarter and for the then—current Fiscal Year, prepared by GeoPetro in reasonable detail and in accordance with GAAP (not including option expensing or footnotes, and subject to year—end adjustments) and containing at least a balance sheet, statements of earnings and cash flow and a reconciliation of GeoPetro’s, Redwood’s and Borrower’s equity, setting forth in comparative form the corresponding figures for the preceding Fiscal Year;

(3)                                  At the time of submission of the financial statements described in (1) and (2) above, a report in the form of Exhibit C attached hereto and made a part hereof, signed by the president, chief financial officer or other senior executive of GeoPetro: (A) attesting to the authenticity of such financial statements, (B) stating that he has read this Agreement and the Security Documents, (C) stating that after reviewing the financial statements described above he has concluded that there did not exist any condition or event as of the date of such financial statements or at the time of his report which constituted an Event of Default or a Default, or, if he did conclude that such condition or event existed, specifying the nature and period of existence of any such condition or event, and (D) showing the calculation of, and each Obligated Person’s compliance or non-compliance with, all of the financial covenants contained herein;

(4)                                  Not later than five days prior to each Payment Date, a report showing Borrower’s calculation of the Supplemental Payment Amount payable on such Payment Date, with full details as to the method of such calculation and any backup information requested by BOK, which report may subsequently be amended as necessary;

(5)                                  By May 1 of each year, commencing May 1, 2009, a copy of the engineering report and economic evaluation of each Obligated Person’s properties prepared as of the preceding December 31 for SEC purposes;

(6)                                  Not later than 25 days after the end of each calendar month, commencing with the calendar month ending December 31, 2008: (A) a report describing the hedging positions, if any, of GeoPetro and its Consolidated Affiliates as of the end of such calendar month, including without limitation a description of the commodity hedged, the derivative type, the volume, the strike price, the tenor and the counterparty, and, if GeoPetro or any of its Consolidated Affiliates had any outstanding hedging positions as of the end of such calendar month, indicating their compliance or non—compliance with Section 6.2(1) below; (B) during the time period that any of the Madisonville Gas Plants are being modified, a progress report on such modifications, including without limitation a description of the tasks completed, the schedule for completion of the remaining tasks, the estimated date of final completion of modifications of the plants, descriptions of the costs incurred during that month and the cumulative costs incurred to date, an estimate of the costs required for completion of the modifications and such other matters as BOK may reasonably request for inclusion; and (C) a report showing, separately for each of the

Madisonville Gas Plants in which natural gas was processed or treated during such calendar month, the average inlet volume for such plant for such calendar month; and

(7)                                  As soon as available, and in any event within 60 days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2008, a report describing, for each calendar month during such Fiscal Quarter, the gross volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Collateral, and describing the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(c)           Other Information and Inspections. Borrower will furnish to BOK any information which BOK may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower’s business and operations. Borrower will permit representatives appointed by BOK, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect, at their sole risk (and, except during the continuance of an Event of Default, at their cost and expense), any of Borrower’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit BOK or its representatives to investigate and verify the accuracy of the information furnished to BOK in connection with the Loan Documents and to discuss all such matters with its officers, managers, employees and representatives. BOK agrees that the information disclosed to it pursuant to this Section 6.1(c) and Section 6.1(b) above shall be considered confidential information and subject to usual nondisclosure restrictions as protective as BOK would use regarding its own confidential information.

(d)           Notice of Material Events. Borrower will promptly notify BOK: (1) of any material adverse change in the financial condition of Borrower, (2) of the occurrence of any Default, (3) of the acceleration of the maturity of any Debt owed by Borrower or of any default by Borrower under any indenture, mortgage, agreement, contract or other instrument to which

Borrower is a party or by which Borrower or any of Borrower’s properties is bound, (4) of any uninsured claim of $250,000 or more asserted against Borrower or any of its properties, (5) of the filing of any suit or proceeding against Borrower (or the occurrence of any material development in any such suit or proceeding) in which an adverse decision would reasonably be expected to have a material adverse effect upon Borrower’s financial condition, business or operations (or could result in a judgment not covered by insurance of $250,000 or more against Borrower), (6) of the adoption by Borrower of any ERISA Plan, (7) of the merger or consolidation of Borrower with any other business entity, (8) of the sale, transfer, lease, exchange or disposal by Borrower of any material assets or properties or any proved oil or gas reserves with a value in excess of $250,000, except sales of already—severed hydrocarbons and other products in the ordinary course of Borrower’s business, and (9) of the occurrence of any of the following: a material adverse change in the financial condition of any Guarantor, a default by any Guarantor with respect to any material indebtedness owed by such Guarantor to any Person or the filing by any Guarantor of any petition for bankruptcy protection. Upon the occurrence of any of the foregoing, Borrower will take all necessary or appropriate steps to remedy promptly any such material adverse change, Default, or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower will also notify BOK in writing at least twenty Business Days prior to the date that Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting BOK and its counsel to prepare the same.

(e)           Maintenance of Existence and Qualifications. Each Obligated Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable law, except where the failure so to qualify will not have any material adverse effect on any Obligated Person.

(f)            Maintenance of Properties. Each Obligated Person will in all material respects maintain, preserve, protect and keep all property used or useful in the conduct of its business in accordance with the standards of a reasonable and prudent operator.

(g)           Payment of Trade Debt, Taxes, etc. Each Obligated Person will: (1) timely file all required tax returns; (2) timely pay all taxes, assessnents, and other governmental charges or levies imposed upon it or upon its income, profits or property; (3) pay all Debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; and (4) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with its present system of accounting. Each Obligated Person will pay and discharge in all material respects, when due, all other Debt, taxes or assessments now or hereafter owed by it. Each Obligated Person may, however, delay paying or discharging any such Debt so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

(h)           Insurance. Each Obligated Person will maintain with financially sound and reputable insurance companies, insurance with respect to its business, operations and properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

(i)            Payment of Expenses. Borrower will promptly (and in any event within 30 days after any invoice or other statement or notice) pay all reasonable costs and expenses incurred by or on behalf of BOK (including reasonable attorneys’ fees) in connection with: (1) the preparation, execution and delivery of this Agreement and the other Loan Documents (including without limitation any and all future amendments or supplements thereto or restatements thereof), and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Security Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re—recorded by the terms of any Loan Document, (3) the examination of Borrower’s or Redwood’s title to the Collateral, and (4) the enforcement, after the occurrence of a Default or an Event of Default, of the Loan Documents.

(j)            Performance on Borrower’s Behalf. If any Obligated Person fails to pay any taxes, insurance premiums or other amounts it is required to pay under any Loan Document, BOK may pay the same. Such Obligated Person shall immediately reimburse BOK for any such payments, and each amount paid shall constitute a part of the Obligations, shall be secured by the Security Documents and shall bear interest at the rate described in Section 2.2(c)(3) above, from the date such amount is paid by BOK until the date such amount is repaid to BOK.

(k)           Compliance with Agreements and Law. Each Obligated Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound in such a way that they result in no material adverse effect upon the Collateral or such Obligated Person’s ability to perform its obligations under the Loan Documents. Each Obligated Person will in all material respects conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto (including those relating to pollution and other environmental matters).

(l)            Certifications of Compliance. Each Obligated Person will furnish to BOK at Borrower’s expense all certifications which BOK from time to time reasonably requests, as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Obligated Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

(m)          Additional Security Documents. Promptly after a request therefor by BOK at any time and from time to time, Borrower and Redwood will execute and deliver to BOK such additional Security Documents and/or amendments to existing Security Documents as BOK may deem necessary or appropriate in order to grant to BOK a perfected lien on and security interest in any or all gas plants and oil and/or gas interests owned by Borrower or Redwood. ]

(n)           Environmental Matters. Each Obligated Person will promptly notify BOK in writing of any material existing, pending or threatened investigation or inquiry by any governmental authority in connection with any Applicable Environmental Law of which such Obligated Person becomes aware. Each Obligated Person will take all reasonable steps necessary to ensure that no hazardous substances or solid wastes will be disposed of or otherwise released on or to any of the property owned by such Obligated Person in violation of any Applicable Environmental Law. Each Obligated Person will keep all of its property in all material respects free of any hazardous substance or solid waste (other than hazardous substances and solid wastes normally used or generated in the ordinary course of operation of such Obligated Person’s facilities and that are properly stored, maintained and disposed of in accordance with Applicable Environmental Laws) and will remove the same (or if removal is prohibited by law, take, at its sole expense, whatever actions are required by law) in accordance with Applicable Environmental Laws. Upon BOK’s request, at any time and from time to time during the term of this Agreement (but no more often than once per calendar year in the absence of the occurrence and continuance of an Event of Default), Borrower and Redwood will provide to BOK, at Borrower’s sole expense, an inspection or audit, to be conducted by an engineering or consulting firm approved by BOK, of the properties owned or operated by Borrower and/or Redwood indicating the compliance by Borrower and Redwood in all material respects with all Applicable Environmental Laws.

(o)           Subsidiaries. If any Obligated Person hereafter owns, acquires or creates any domestic Affiliate that would qualify as a Subsidiary of such Obligated Person, such Obligated Person shall give prompt notice of such condition to BOK and, if so requested by 80K at any time thereafter, shall promptly cause such Subsidiary to: (1) guaranty the payment and performance of the Obligations in full pursuant to a guaranty satisfactory in form and substance to BOK, and (2) grant a first-priority mortgage, pledge, hypothecation or grant of a security interest to BOK in form and substance satisfactory to 80K, covering any or all of the property or assets of such Subsidiary requested by BOK to be covered thereby.

Section 6.2.            Negative Covenants. Each of Borrower and, by their limited ratification hereof and joinder herein, GeoPetro and Redwood warrants, covenants and agrees (provided that each such Obligated Person, including Borrower, shall be deemed to make such warranties, covenants and agreements to the extent that they relate to such Obligated Person and not to the extent that they relate to the other Obligated Persons) that, until the full and final payment of the Obligations (other than inchoate indemnification obligations) and the termination of this Agreement, unless BOK has previously agreed otherwise in writing:

(a)           Tangible Net Worth. The Tangible Net Worth of GeoPetro will not, at any time after the date hereof, be less than $35,000,000.

(b)           Limitation on Liens. No Obligated Person will create, assume or permit to exist any mortgage, deed of trust, pledge, encumbrance, lien or charge of any kind (including any security interest in or vendor’s lien on property purchased under conditional sales or other title retention agreements and including any lease intended as security or in the nature of a title retention agreement) upon any of the Collateral, whether now owned or hereafter acquired, except:

(1)                                  Liens securing the payment of the Obligations;

(2)                                  Excepted Liens;

(3)                                  Liens securing Debt under capital leases but only on the Property and improvements and accessions thereof and proceeds thereof acquired or under lease; provided that such Liens are created within 180 days of construction, acquisition or lease of such Property;

(4)                                  Liens (other than Liens under ERISA or Environmental Laws) on Property of any Person that becomes a Subsidiary of Borrower after the effective date of this Agreement; provided that (A) such Liens are in existence at the time such Person becomes a Subsidiary of Borrower and were not created in anticipation thereof and (B) no such Liens shall extend to or cover any Property of such Person other than such Property; and

(5)                                  purchase—money security interests granted by such Obligated Person on office equipment, vehicles and other personal property acquired by such Obligated Person in the ordinary course of business; provided that the aggregate amount secured by all such security interests outstanding at any one time shall not exceed $250,000.

(c)           Additional Debt. No Obligated Person will create, incur, assume or permit to exist Debt of such Obligated Person except: (1) the Loan and the Note and the Guaranties of the Loan, (2) trade debt owed to suppliers, pumpers, mechanics, materialmen and others furnishing goods or services to such Obligated Person in the ordinary course of such Obligated Person’s business, (3) Debt incurred in the ordinary course of such Obligated Person’s business in connection with commodity-price hedging transactions and gas-balancing contracts, (4) Subordinated Debt, and (5) Debt of the types permitted to be secured by the security interests described in Section 6.2(b)(3) above; provided that the amount of such Debt does not exceed the limits set forth in said Section, (6) Debt under capital leases not to exceed $250,000 in the aggregate for all Obligated Persons, (7) Debt associated with workers’ compensation claims, performance, bid, surety or similar bonds or surety obligations required by governmental requirements or third parties in connection with the operation of the Madisonville Gas Plants, (8) intercompany Debt owed to another Obligated Person, (9) Debt secured by Liens permitted by Section 6.2(b)(4) above, (10) endorsements of negotiable instruments for collection in the ordinary course of business, and (11) Debt outstanding under one or more unsecured short—term money market credit facilities the principal amount of which does not exceed $250,000 in the aggregate for all Obligated Persons.

(d)           Limitation on Sales of Property. No Obligated Person will sell, transfer, lease, exchange, alienate or dispose of any of the Collateral except as follows (and the following exceptions shall be subject to any limitations contained in the Security Documents); provided that the parties understand and agree that, notwithstanding any of the exceptions set forth below, any sale, transfer, lease, exchange, alienation or other disposition of any of the Madisonville Oil and Gas Reserves or any equipment, fixtures, facilities or other Property included in or in any way relating to any or all of the Madisonville Gas Plants shall require the specific prior written consent of BOK (which shall not be unreasonably withheld) and, unless specifically disclaimed by BOK in writing, the application of any and all proceeds derived therefrom to the repayment of the Loan:

(1)                                  oilfield equipment, service and supply assets sold in the ordinary course of business and which is replaced by similar equipment of equal or greater value;

(2)                                  non-producing oil or gas properties sold in the ordinary course of business;

(3)                                  oil, natural gas and other hydrocarbon inventory (including oil, natural gas and other hydrocarbons sold as produced) which is sold in the ordinary course of business; and

(4)                                  as to the Madisonville Oil and Gas Reserves attributable to horizons not within the Rodessa/Sligo Interval, with the prior written consent of BOK, which will not be unreasonably withheld, Redwood may enter into one or more bona fide, arms-length farmout or other exploration agreements, project financing arrangements (whether involving debt or equity) or other transactions with unaffiliated third parties in order to arrange for the testing of any such other horizons for the possible production of oil, gas or other hydrocarbons, in which case, in order to permit any such transaction, BOK agrees to partially release from the applicable Security Documents all horizons not within the Rodessa/Sligo Interval (provided that, in connection with any such transaction, to the extent that any gas produced therefrom requires further processing or treatment of the types performed at the Madisonville Gas Plants, Redwood shall require that such gas be processed and/or treated at the Madisonville Gas Plants), but reserving from any such partial release any and all rights to, or used or useful in connection with production from, the Rodessa/Sligo Interval.

(e)           Limitation on Credit Extensions. No Obligated Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

(f)            Fiscal Year. No Obligated Person will change its fiscal year.

(g)           Amendment of Contracts. No Obligated Person will amend or permit any amendment to (to the extent that such Obligated Person has the power to prevent such amendment) any contract which would reasonably be expected to release, qualify, limit, make contingent or otherwise have any material adverse effect upon, the rights and benefits of BOK under or acquired pursuant to any of the Security Documents.

(h)           Limitation on Guaranties. No Obligated Person will assume, guaranty, endorse or be or become secondarily liable for any Debt which is the primary obligation of any other Person, except: (1) the Guaranties, and (2) guaranties by GeoPetro of other obligations of any Obligated Person.

(i)            ERISA. Neither any Obligated Person nor any of their respective Affiliates will maintain or adopt any pension, profit—sharing or other plan under which any such Obligated Person will incur any obligation governed by ERISA.

(j)            Distributions. (1) No Obligated Person will make any Distribution during the time period from the date of this Agreement through December 31, 2009, except that Borrower or any Guarantor may make Distributions to any Guarantors. (2) No Obligated Person will make any Distribution after December 31, 2009 if, immediately before any such Distribution, immediately after any such Distribution or as of the end of the Fiscal Quarter in which any such Distribution is to occur, a Default shall have occurred and shall be continuing hereunder or any Obligated Person shall be out of compliance with any of its covenants, including without limitation any of its financial covenants, contained in this Agreement or any of the other Loan Documents, except that Borrower or any Guarantor may make Distributions to any Guarantor.

(k)                                  Reorganizations; Combinations. No Obligated Person will change its name or the nature of its business, reorganize, liquidate, dissolve or enter into any merger or other combination.

(l)                                     Hedging Transactions. No Obligated Person will at any time: (1) speculate on oil, natural gas or other commodity prices in the derivatives market; or (2) enter into or be or become a party to any one or more hedging transactions with respect to its oil and gas production, except for hedging transactions covering times not more than three years from the date of this Agreement in amounts not in excess of 80 percent of the volume of such Obligated Person’s proved, developed, producing reserves (timed in accordance with the expected production rates of such reserves), according to the then most recent engineering report submitted pursuant to Section 6.1(b) above.

(m)                               Environmental Matters. Except to the extent that the failure to comply could not reasonably be expected to have a material adverse effect, no Obligated Person will cause or permit such Obligated Person, any of the Collateral or any other property of such Obligated Person to be in violation in any material respect of any Applicable Environmental Law, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances pertaining thereto. Except to the extent that the failure to comply could not reasonably be expected to have a material adverse effect, no Obligated Person will cause or permit the disposal or other release of any hazardous substance or solid waste (as defined in any Applicable Environmental Law) on or to any of the Collateral or any other property of such Obligated Person.

ARTICLE VII

Events of Default and Remedies

Section 7.1.                                   Events of Default. Each of the following events that shall not have been cured within any applicable cure period or waived in writing by BOK constitutes an Event of Default under this Agreement:

(a)                                  Borrower fails to pay in accordance with the terms of this Agreement: (1) any principal or interest payment on the date that such sum is due and payable; or (2) any fee, cost, expense, charge or other amount due and payable under any Loan Document (other than principal or interest on any Obligation) within five Business Days of the date that such sum is stated to be due and payable; or

(b)                                 Any Obligated Person fails to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document; provided that, except with respect to: (1) any such covenant, agreement, condition or provision which may constitute an Event of Default under one or more of the other subsections of this Section 7.1, or (2) any covenant, agreement, condition or provision contained in any of Sections 2.2, 2.3, 3.4, 3.5, 3.6, 3.7, 6.1(i) or 6.2 above, such Obligated Person shall have a 30–day grace period to cure such failure, commencing on the earlier of the date such Obligated Person receives notification thereof from BOK or the date that a senior executive officer of such Obligated Person becomes aware of such failure;

(c)                                  Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Obligated Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made; or

(d)                                 Any Obligated Person:

(1)                               suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of 60 days; or

(2)                               suffers the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets or for any part of the Collateral in a proceeding brought against or initiated by it, and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced to by it; or

(3)                               commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets or any part of the Collateral; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes action in furtherance of any of the foregoing; or

(4)                                  suffers the entry against it of a final judgment for the payment of money in excess of $250,000 (not covered by insurance), unless the same is discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(5)                                  suffers the entry of an order issued by any court or tribunal taking, seizing or apprehending all or any substantial part of its property or any part of the Collateral and bringing the same into the custody of such Court or tribunal, and such order is not stayed or released within thirty days after the entry thereof; or

(e)                                  Any Guaranty ceases to be in full force and effect and applicable to any and all of the Obligations covered thereby in accordance with its terms (or any Guarantor takes that position), whether by operation of law, revocation or attempted revocation or otherwise; or

(f)                                    Any default, including the expiration of any applicable period of grace, occurs with respect to any other indebtedness owed by Borrower or any Guarantor to any Person which results in acceleration or the exercise of judicial or non—judicial remedial action.

Upon the occurrence of an Event of Default described in subsection (d) (1), (d) (2) or (d) (3) of this section, all of the Obligations shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower. During the continuance of any other Event of Default, BOK at any time and from time to time (unless all Events of Default have theretofore been remedied) may declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable.

Section 7.2.                                   Remedies. If any Event of Default shall occur, BOK may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document and the acceleration of all or any portion of the unpaid balance of the Loan, and BOK may enforce the payment of any Obligations due or enforce any other legal or equitable right. All rights, remedies and powers conferred upon BOK under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

Section 7.3.                                   Indemnity. Borrower hereby agrees to indemnify, defend and hold harmless BOK and its successors and assigns and the respective agents, affiliates, officers, directors and employees of BOK and its successors and assigns from and against any and all claims, losses, demands, actions, causes of action and liabilities whatsoever of any third party (including without limitation reasonable attorneys’ fees and expenses and costs and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character) arising out of or resulting from: (a) the Loan Documents (including without limitation the enforcement thereof), except to the extent such claims, losses and liabilities are proximately caused by BOK’s gross negligence, bad faith or willful misconduct, (b) any violation on or prior to the Release Date of any Applicable Environmental Law, (c) any act, omission, event or circumstance existing or occurring on or prior to the Release Date (including without limitation the presence on the Collateral or release from the Collateral of hazardous substances or solid wastes disposed of or otherwise released, resulting from or in connection with the ownership, construction, occupancy, operation, use and/or maintenance of the Collateral, regardless of whether the act, omission, event or circumstance constituted a violation of any Applicable Environmental Law at the time of its existence of occurrence, and (d) any and all claims or proceedings (whether brought by a private party or governmental agencies) for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance, solid waste or contaminated material located upon or migrating into, from or through any of the Collateral (whether or not the release of such materials was caused by Borrower, a tenant or subtenant or a prior owner, tenant or subtenant on the Collateral and whether or not the alleged liability is attributable to the handling, storage, generation, transportation, removal or disposal of such substance, waste or material or the mere presence of such substance, waste or material on the Collateral), for which BOK may have liability due to the making of the Loan, the granting of the Security Documents, the exercise of BOK’s rights under the Loan Documents or otherwise. WITHOUT LIMITATION, IT IS THE INTENTION OF BORROWER, AND BORROWER AGREES, THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO CLAIMS, DEMANDS, LIABILITIES, LOSSES, DAMAGES, CAUSES OF ACTION, JUDGMENTS, PENALTIES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (AND/OR ANY OTHER) INDEMNIFIED PARTY. However, such indemnities shall not apply to any particular indemnified party (but shall apply to the other indemnified parties) to the extent the subject of the indemnification is caused by or arises out of the gross negligence, bad faith or willful misconduct of such particular indemnified party. The foregoing indemnities shall not terminate upon the Release Date or upon the release, foreclosure or other termination of the Security Documents, but will survive the Release Date, foreclosure of the Security Documents or conveyances in lieu of foreclosure, and the repayment of the Loan and the discharge and release of the Security Documents and the other documents evidencing and/or securing the Loan.

ARTICLE VIII

Miscellaneous

Section 8.1.                                   Waiver and Amendment. No failure or delay by BOK in exercising any right, power or remedy which it may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by BOK of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by BOK, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Obligated Person shall in any case of itself entitle any Obligated Person to any other or further notice or demand in similar or other circumstances. No modification or amendment of or supplement to this

Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

Section 8.2.                                   Survival of Agreements; Cumulative Nature. All of the Obligated Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including without limitation the making or granting of the Loan and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to BOK and all of BOK’s obligations to Borrower are terminated. All statements and agreements contained in any certificate or other instrument delivered to BOK under any Loan Document shall be deemed representations and warranties by Borrower to BOK and/or agreements and covenants of Borrower under this Agreement. The representations, warranties, and covenants made by the Obligated Persons in the Loan Documents, and the rights, powers, and privileges granted to BOK in the Loan Documents, are cumulative, and no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to BOK of any such representation, warranty, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 8.3.                                   Notices. All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing and, unless otherwise specifically provided in such Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by expedited delivery service with proof of delivery, or by registered or certified United States mail, return receipt requested, postage prepaid, at the addresses specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed). Any such notice or communication shall be deemed to have been given upon receipt:

Borrower’s address:	One Maritime Plaza, Suite 700
San Francisco, California 94111
Attention: Stuart J. Doshi

BOK’s address:	1675 Broadway, Suite 1650
Denver, Colorado 80202
Attention: Michael M. Logan

Section 8.4.                                   Parties in Interest. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Obligated Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of BOK.

Section 8.5.                                   Governing Law. The Loan Documents shall be deemed contracts and instruments made under the laws of the State of Colorado and shall be construed and enforced in accordance with and governed by the laws of the State of Colorado and the laws of the United States of America, except (a) to the extent that the law of another jurisdiction is expressly elected in a Loan Document, and (b) with respect to specific Liens, or the perfection thereof, evidenced by Security Documents covering real or personal property which by the laws applicable thereto are required to be construed under the laws of another jurisdiction. Borrower hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts of the State of Colorado.

Section 8.6.                                   Limitation on Interest. BOK and the Obligated Persons intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Obligated Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. BOK expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If: (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) BOK or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at BOK’s option, promptly returned to Borrower or the other payor thereof upon such determination.

Section 8.7.                                               Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Section 8.8.                                   Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. Delivery of this Agreement and the other documents to be delivered in connection herewith by any party may be effected, without limitation, by faxing a signed counterpart of any such document to BOK (any party that effects delivery in such manner hereby agreeing to transmit promptly to each of the other parties an actual signed counterpart).

Section 8.9.                                   Conflicts. To the extent of any irreconcilable conflicts between the provisions of this Agreement and the provisions of any of the Loan Documents, the provisions of this Agreement shall prevail.

Section 8.10.                             Entire Agreement. This Agreement, the Note, the Security Documents and the other Loan Documents from time to time executed in connection herewith state the entire agreement between the parties with respect to the subject matter hereof.

Section 8.11.                             WAIVER OF JURY TRIAL. EACH OF BORROWER AND BOK HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION: (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OF BORROWER AND BOK HEREBY AGREES THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

Section 8.12.                             USA Patriot Act Notice. BOK hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”)), BOK is required to obtain, verify and record information that identifies Borrower and other information that will allow BOK to identify Borrower in accordance with the Act.

Section 8.13.          Supersession. At the time of the funding of the Loan, the terms and provisions of this Agreement and the Note shall supersede in their entirety the terms and provisions of the Prior Credit Agreement and the “Note” (as defined in the Prior Credit Agreement).

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

MADISONVILLE MIDSTREAM LLC

By:	/s/ Stuart J. Doshi
Stuart J. Doshi,
President and Chief
Executive Officer

BANK OF OKLAHOMA, NATIONAL
ASSOCIATION

By:	/s/ Michael M. Logan
Michael M. Logan,
Senior Vice President

LIMITED RATIFICATION AND JOINDER

Each of the undersigned Obligated Persons hereby executes and delivers this Limited Ratification and Joinder for the limited purpose of making the representations, warranties, covenants and agreements contained in Sections 5.1, 6.1 and 6.2 above, to the extent that such representations, warranties, covenants and agreements relate to such Obligated Person and not to the extent that they relate to the other Obligated Persons.

REDWOOD ENERGY PRODUCTION, LP.
By:		Redwood Energy Company,
its General Partner

	By:	/s/ Stuart J. Doshi
Stuart J. Doshi,
President and Chief
Executive Officer

GEOPETRO RESOURCES COMPANY

By:		/s/ Stuart J. Doshi
Stuart J. Doshi,
Chairman, President and
Chief Executive Officer

EXHIBIT A

PROMISSORY NOTE

$6,697,847.18	December 31, 2008
Denver, Colorado

FOR VALUE RECEIVED, MADISONVILLE MIDSTREAM LLC, a Texas limited liability company (“Borrower”), promises to pay to the order of BANK OF OKLAHOMA, NATIONAL ASSOCIATION (“Payee”), the principal sum of $6,697,847.18, together with interest on the outstanding unpaid balance of such principal amount at the rates provided below.

This Note is issued pursuant to, and is subject to the terms and provisions of, the Amended and Restated Term Loan Agreement dated as of December 31, 2008, between Borrower and Payee, as now in effect or as the same may hereafter be amended, restated, extended, renewed or otherwise modified (the “Term Loan Agreement”). Except as otherwise defined herein, terms defined in the Term Loan Agreement shall have the same meanings when used herein.

The outstanding principal amount of this Note shall be due and payable as provided in the Term Loan Agreement. Any then-unpaid principal balance of the Loan evidenced by this Note shall be due and payable on the Maturity Date (unless due and payable sooner pursuant to the terms of the Term Loan Agreement). Outstanding principal shall bear interest at the rates provided in the Term Loan Agreement.

Interest shall accrue daily on the unpaid principal balance of this Note, shall be due and payable at such times as may be provided in the Term Loan Agreement and at the maturity of this Note, and shall be calculated on the basis of a year of (a) in the case of the Prime Rate Portion, 360 days, and (b) in the case of any LIBOR Tranche, 365 days, and the actual number of days elapsed.

All payments of principal and interest hereon shall be made at Payee’s offices at Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma 74192 (or at such other place as Payee shall have designated to Borrower in writing) on the date due in immediately available funds and without set–off or counterclaim or deduction of any kind. All payments received hereunder shall be applied first to costs of collection, second to accrued interest as of the date of payment and third to the outstanding principal balance of this Note, in accordance with the terms of the Term Loan Agreement.

Notwithstanding anything to the contrary contained in this Note, upon the occurrence and during the continuance of any

Event of Default, overdue principal, and (to the extent permitted under applicable law) overdue interest, whether caused by acceleration of maturity or otherwise, shall bear interest at a fluctuating rate, adjustable the day of any change in such rate, equal to five percentage points in excess of the Prime Rate, until paid, and shall be due and payable monthly or, at the option of the holder hereof, on demand.

This Note is secured by, and the holder of this Note is entitled to the benefits of, the Security Documents. Reference is made to the Security Documents for a description of the property covered thereby and the rights, remedies and obligations of the holder hereof in respect thereto.

Subject to the expiration of any applicable period of grace provided for in the Term Loan Agreement, in the event of: (a) any default in any payment of the principal of or interest on this Note when due and payable, or (b) any other Event of Default (as defined in the Term Loan Agreement), then the whole principal sum of this Note plus accrued interest and all other obligations of Borrower to holder, direct or indirect, absolute or contingent, now existing or hereafter arising, shall, at the option of Payee, become immediately due and payable, and any or all of the rights and remedies provided herein and in the Term Loan Agreement and the Security Documents, as they may be amended, modified or supplemented from time to time may be exercised by Payee.

If Borrower fails to pay any amount due under this Note and Payee has to take any action to collect the amount due or to exercise its rights under the Security Documents, including without limitation retaining attorneys for collection of this Note, or if any suit or proceeding is brought for the recovery of all or any part of or for protection of the indebtedness or to foreclose the Security Documents or to enforce Payee’s rights under the Security Documents, then Borrower agrees to pay on demand all reasonable costs and expenses of any such action to collect, suit or proceeding, or any appeal of any such suit or proceeding, incurred by Payee, including without limitation the reasonable fees and disbursements of Payee’s attorneys and their professional staff.

Borrower waives presentment, notice of dishonor and protest, and assents to any extension of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party, except as provided in the Term Loan Agreement. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.

If any provision in this Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity,

legality or enforceability of any defective provisions shall not be in any way affected or impaired in any other jurisdiction.

No delay or failure of the holder of this Note in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right by the holder hereof, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that the holder may have.

All notices given hereunder shall be given as provided in the Term Loan Agreement.

At the option of the holder hereof, an action may be brought to enforce this Note in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Borrower and all signers or endorsers hereof consent to venue and jurisdiction in the District Court in and for the City and County of Denver, State of Colorado and in the United States District Court for the District of Colorado and to service of process under Sections 13-1-124(1)(a) and 13–1–125, Colorado Revised Statutes (2002), as amended, in any action commenced to enforce this Note.

This Note is to be governed by and construed according to the laws of the State of Colorado.

MADISONVILLE MIDSTREAM LLC

By:
,

EXHIBIT B

INTEREST RATE ELECTION

                  ,

Bank of Oklahoma, National Association

1675 Broadway, Suite 1650

Denver, Colorado 80202

Attention: Michael M. Logan

Gentlemen:

1.     This Interest Rate Election is delivered to you pursuant to Article II of the Amended and Restated Term Loan Agreement dated as of December 31, 2008 (the “Term Loan Agreement”), between Madisonville Midstream LLC and Bank of Oklahoma, National Association. Except as otherwise defined herein, terms defined in the Term Loan Agreement shall have the same meanings when used herein.

2.     Borrower hereby requests a LIBOR Tranche as follows:

(a)           Dollar Amount:

(b)           First Day of LIBOR Interest Period:

(c)           Duration (month(s)):

MADISONVILLE MIDSTREAM LLC

By:
,

B-1

EXHIBIT C

QUARTERLY COMPLIANCE REPORT

                  ,

Bank of Oklahoma, National Association

1675 Broadway, Suite 1650

Denver, Colorado 80202

Attention: Michael M. Logan

Gentlemen:

1.     This Compliance Report is delivered to you pursuant to Section 6.1(b) (3) of the Amended and Restated Term Loan Agreement dated as of December 31, 2008 (the “Term Loan Agreement”), between Madisonville Midstream LLC and Bank of Oklahoma, National Association. Except as otherwise defined herein, terms defined in the Term Loan Agreement shall have the same meanings when used herein.

2.     The undersigned is the                                      of Borrower.

3.     Enclosed herewith are true and complete copies of the financial statements of Borrower for the Fiscal Quarter/Year ended                           , 20    (the “Financia1 Statements”).

4.     The undersigned has read the Term Loan Agreement and the Security Documents.

5.     After reviewing the Financial Statements, the undersigned has concluded as follows:

•                  As of the date of the Financial Statements and as of the date hereof, there did not exist any condition or event which constituted an Event of Default or a Default; or

•                  As of the date of the Financial Statements or as of the date hereof, there did exist a condition or an event which constituted an Event of Default or a Default, and the following is a description of the nature and period of existence of any such condition or event:

C-1

6.  The following computation shows the compliance or non–compliance, as of                     , 20  , with the financial test referred to below:

Tangible Net Worth:
Actual
Owners’ Equity in GeoPetro:		$
Intangible Assets of GeoPetro:	–	$
Difference:		$

Minimum Per Agreement:			$35,000,000

Signed:
Name:
Title:

C-2